Exhibit 23
                                                                ----------

                    CONSENT OF LAZAR, LEVINE & FELIX LLP

            We consent to the incorporation by reference of our report dated December 29, 2000, except for the second paragraph of Footnote 21 as to which the date is January 2, 2001, with respect to the consolidated financial statements and notes thereto of Touchstone Applied Science Associates, Inc. included in its Annual Report (Form 10-KSB) for the fiscal year ended October 31, 2000 filed with the Securities and Exchange Commission into (i) the Company's Registration Statement on Form S-3 (SEC File No. 333-27659), (ii) the Company's Registration Statement on Form S-8 (SEC File No.
333-424), and (iii) the Company's Registration Statement on Form
S-3 (SEC File No. 333-75377).


                        LAZAR, LEVINE & FELIX LLP


New York, New York
January 29, 2001